                                                                    EXHIBIT 99.1

                            [FLAGSTAR BANCORP LOGO]


                                            FOR MORE INFORMATION CONTACT:
                                            Michael W. Carrie
                                            Executive Vice President / CFO
                                            (248) 312-2000

                                            FOR IMMEDIATE RELEASE

                 FLAGSTAR SECOND QUARTER EARNINGS INCREASE 50.9%

Troy, Michigan (July 22, 2002) - Flagstar Bancorp, Inc. (NYSE: FBC) today announced second quarter earnings of $26.4 million, or $0.85 per share on a diluted basis. These earnings represent an increase of $8.9 million, or 50.9%, from net earnings of $17.5 million, or $0.60 per share on a diluted basis, reported for the comparable 2001 period.

HIGHLIGHTS OF THE QUARTER INCLUDE:

-        An annualized return on average equity of 32.00%;

-        An annualized return on average assets of 1.53%;

- A second quarter net interest margin of 3.05%, a 136 basis point increase over the 2001 comparable quarter;

-        A 2.0% reduction (48) in salaried work force;

-        An annualized increase of 25.2% in the deposit portfolio;

-        An annualized increase of 95.0% in consumer loans.

President and Chief Executive Officer, Mark T. Hammond stated, "Our earnings performance in the second quarter was right in line with our expectations and is just a continuation of our record-breaking run of earnings generated during the past six quarters." During 2001, we were the most profitable publicly traded banking institution in the nation based on our 35.0% return on average equity, according to U.S. Banker.

FOR THE THREE MONTHS ENDED JUNE 30, 2002.

NET EARNINGS. For the second quarter, we earned $26.4 million, or $0.85 per share on a diluted basis. These earnings represent an increase of $8.9 million, or 50.9%, from net earnings of $17.5 million, or $0.60 per share on a diluted basis, reported for the comparable 2001 period (as adjusted for our 3-for-2 stock split in May 2002) and is a record for our earnings in a second quarter. Also during the quarter, we had an increase in the net interest margin to 3.05%, a second quarter residential mortgage loan production level of $7.4 billion and an operating efficiency ratio of 52.35%.

NET INTEREST INCOME. Net interest income was $46.5 million, a 92.9% increase as compared to $24.1 million in the comparable 2001 period. The net interest margin for the 2002 period increased to 3.05%, compared with 1.69% for the same period last year, reflecting our lower liability funding cost. During the quarter, average rates on our deposits declined 26 basis points as compared to the comparative average rates reported in our first quarter of 2002. FHLB advances repriced down 32 basis points from the first quarter of 2002.

NON-INTEREST INCOME. During the second quarter of 2002, non-interest income decreased by $3.0 million versus the non-interest income reported in the comparable period of 2001. This decrease resulted primarily from a $23.9 million decrease in gains from loan sales, and was offset in part by a $11.3 million increase in net loan servicing fees and a $10.4 million increase in gains on sales of mortgage servicing rights.


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MORTGAGE PRODUCTION. We originated $7.4 billion in residential mortgage loans during the second quarter of 2002, a decline of $0.8 billion, or 9.8%, as compared to $8.2 billion originated in the comparable 2001 period. At June 30, 2002, we had unfunded mortgage loan rate-lock commitments of $5.0 billion, an increase of $2.1 billion, or 72.4%, as compared to $2.9 billion reported at March 31, 2002.

OPERATING EXPENSES. Operating expenses for the three-month period ended June 30, 2002 increased 20.5% as compared to the same period in 2001, reflecting the higher overall loan production volume during 2002. In contrast to the operating expenses during the six-month period ended June 30, 2002, such expenses during the three months ending June 30, 2002 increased at a slower rate as loan production declined as compared to the first quarter of 2002.

FOR THE SIX MONTHS ENDED JUNE 30, 2002.

NET EARNINGS. For the six months ended June 30, 2002, we earned $51.9 million, or $1.68 per share on a diluted basis, which is our record for the first six months of a year. These earnings constitute an increase of $22.5 million, or 76.5%, from net earnings of $29.4 million, or $1.01 per share on a diluted basis, reported for the comparable 2001 period (as adjusted for our 3-for-2 stock split in May 2002). As a result, we had an annualized return on average equity of 32.75% and an annualized return on average assets of 1.54%. These results were due primarily to an increase in the net interest margin to 3.13%, a six-month loan production of $16.7 billion and an operating efficiency ratio of 54.24%.

NET INTEREST INCOME. Net interest income was $95.7 million, which was our largest amount of net interest income of any first six months in our history, an increase of $46.3 million, or 93.7%, from $49.4 million in the comparable 2001 period. Our net interest margin for the six-month period in 2002 increased to 3.13% compared with 1.73% for the same period last year, reflecting our lower liability funding cost. During the six-month period, average rates on our retail deposits declined 244 basis points as compared to the comparative average rates reported in the same period last year.

PROVISION FOR LOAN LOSSES. The provision for loan losses declined by 1.7%, or $0.2 million to $11.8 million for the six months ended June 30, 2002. This decline reflected a smaller adjustment necessary to maintain the allowance for loan losses at the level deemed appropriate by management.

NON-INTEREST INCOME. During the first six months of 2002, non-interest income increased by $21.1 million to $105.4 million, as compared to $84.3 million in the first six months of 2001. The increase was attributable to the increases in net servicing revenue of $11.5 million and the gains on the sale of mortgage servicing rights of $9.6 million and other income of $0.9 million, offset by a $1.1 million decrease in gains on the sale of mortgage loans. The decline in the gain on sale of mortgage loans resulted from the decline in the gain on sale spread to 48 basis points for the six months ended June 30, 2002, as compared to 59 basis points for the same period in 2001.

MORTGAGE PRODUCTION. For the first six months of 2002, we originated $16.7 billion in residential mortgage loans, which is our record for production in the first six months of a year. This level of production compares to the $13.6 billion and $4.4 billion reported in the 2001 and 2000 periods, respectively. The increase in production for the first six months of 2002 compared to 2001 is 22.8%.

OPERATING EXPENSES. Operating expenses for the six months ended June 30, 2002 increased 43.8% from the same period in 2001, because of our increased costs associated with a higher loan production volume during 2002.

AS OF JUNE 30, 2002.

Consolidated assets at June 30, 2002 were $6.8 billion, compared with $6.4 billion at March 31, 2002. Our deposit base increased $212.8 million during the second quarter of 2002, to $3.6 billion, which is our record for the level of deposits for the end of any reporting period. At the same time, the cost of our deposits during the quarter decreased 26 basis points to 3.34%, from the 3.60% reported for the prior quarter. At June 30, 2002, our transaction account balances, including checking, savings and money market accounts represented 34.9% of deposits, compared with 25.5% at June 30, 2001. We opened 2 new banking centers in the second quarter of 2002 and, as a result, operated 76 banking centers in Michigan and Indiana at June 30, 2002.


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AS PREVIOUSLY ANNOUNCED

1. Our quarterly earnings conference call will be held on Tuesday, July 23, 2002 at 11:00 Eastern Time. To participate, please telephone at least ten minutes prior at 877-691-2551.

2. Our Board of Directors declared a second quarter dividend of $0.06 per share on our common stock. The dividend is to be paid on August 15, 2002 to shareholders of record as of the close of business on July 31, 2002.

Flagstar Bancorp's wholly owned subsidiary, Flagstar Bank, is the third largest banking institution headquartered in Michigan.

At June 30, 2002, Flagstar Bank operated 76 banking centers in Michigan and Indiana, 83 loan origination offices in seventeen states, along with 15 correspondent lending offices across the United States.

The information contained in this release is not intended as a solicitation to buy Flagstar Bancorp stock and is provided for general information. This release contains certain statements that may constitute "forward-looking statements" within the meaning of federal securities laws. These forward-looking statements include statements about the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions, that are subject to significant risks and uncertainties, and are subject to change based upon various factors (some of which may be beyond the Company's control). The words "may," "could," "should," "would," "believe," and similar expressions are intended to identify forward-looking statements.

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                 SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA

SUMMARY OF THE CONSOLIDATED STATEMENTS OF          At or for the three months ended        At or for the six months ended
EARNINGS                                                       June 30,                               June 30,
                                                         2002               2001               2002               2001
                                                  ------------------    -------------     ---------------    ---------------
                                                               ( Unaudited, In Thousands, Except Share Data )
  Interest income                                    $    109,152        $   108,564       $   223,973        $   220,639
  Interest expense                                         62,622             84,476           128,285            171,237
                                                  ------------------    -------------     ---------------    ---------------
Net interest income                                        46,530             24,088            95,688             49,402
  Provision for losses                                      3,589              6,011            11,763             11,991
                                                  ------------------    -------------     ---------------    ---------------
Net interest income after provision                        42,941             18,077            83,925             37,411
  Loan servicing fees, net                                  5,508            (5,776)             6,288            (5,195)
  Gain on loan sales, net                                  25,117             48,978            75,941             77,006
  Gain on MSR sales, net                                   10,179              (258)            10,829              1,170
  Other income                                              5,840              6,663            12,297             11,362
  Operating expenses                                       48,772             40,499           109,040             75,810
                                                  ------------------    -------------     ---------------    ---------------
Earnings before federal income tax                         40,813             27,186            80,240             45,944
  Provision for federal income taxes                       14,395              9,690            28,299             16,551
                                                  ------------------    -------------     ---------------    ---------------
Net earnings                                         $     26,418        $    17,496       $    51,941        $    29,393
                                                  ==================    =============     ===============    ===============
Basic earnings per share *                           $       0.90        $      0.65       $      1.79        $      1.10
Diluted earnings per share *                         $       0.85        $      0.60       $      1.68        $      1.01
Dividends paid per common share *                    $       0.06        $      0.05       $      0.13        $      0.09
Interest rate spread                                        2.77%              1.52%             2.92%              1.59%
Net interest margin                                         3.05%              1.69%             3.13%              1.73%
Return on average assets                                    1.53%              1.12%             1.54%              0.95%
Return on average equity                                   32.00%             31.40%            32.75%             27.53%
Efficiency ratio                                           52.35%             54.50%            54.24%             56.20%
Mortgage loans originated or purchased               $  7,488,490        $ 8,192,835       $16,750,674        $13,630,382
Mortgage loans sold                                  $  6,818,644        $ 7,632,730       $15,762,964        $13,027,731
Equity/assets ratio (average for the period)                4.79%              3.57%             4.70%              3.83%

Ratio of charge-offs to average loans                       0.17%              0.29%             0.26%              0.26%

SUMMARY OF THE CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION:

                                                       June 30,           March 31,         December 31,          June 30,
                                                        2002                2002               2001                2001
                                                  ------------------    -------------     ----------------    ----------------
 Total assets                                        $   6,788,880       $  6,402,675     $   6,623,824        $   5,995,603
 Loans receivable, net                                   6,040,754          5,653,540         5,875,290            5,203,329
 Allowance for losses                                       46,000             45,000            42,000               30,000
 Mortgage servicing rights                                 192,280            154,865           168,469              110,683
 Deposits                                                3,593,615          3,380,854         3,608,103            2,184,373
 FHLB advances                                           2,206,000          1,975,000         1,970,505            1,920,000
 Stockholders' equity                                      343,849            317,232           291,488              228,221
OTHER FINANCIAL AND STATISTICAL DATA:
 Equity/assets ratio                                         5.06%              4.95%             4.40%                3.81%
 Tangible capital ratio                                      6.73%              6.70%             6.13%                5.60%
 Core capital ratio                                          6.73%              6.70%             6.13%                5.60%
 Risk-based capital ratio                                   11.39%             11.27%            10.37%                9.67%
 Total risk-based capital ratio                             12.54%             12.45%            11.44%               10.53%
 Book value per share *                              $       11.76       $      10.95     $       10.15        $        8.28
 Shares outstanding *                                       29,239             28,968            28,710               27,558
 Mortgage loans serviced for others                  $  19,390,204       $ 15,249,763     $  14,222,802        $   7,679,952
 Value of mortgage servicing rights                          0.99%              1.02%             1.18%                1.44%
 Allowance for losses to non performing loans                56.6%              50.8%             47.9%                45.8%
 Allowance for losses to loans held for investment           0.76%              0.79%             0.71%                0.58%
 Non performing assets to total assets                       1.86%              2.08%             1.48%                1.61%
 Number of bank branches                                        76                 74                71                   63
 Number of loan origination centers                             83                 73                69                   55
 Number of correspondent offices                                15                 15                15                   15
 Number of employees                                         3,059              3,071             3,047                2,589

* All statistics that relate to share data have been restated for a 3 for 2 stock dividend announced May 3, 2002 and completed on May 31, 2002.